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                                                                    EXHIBIT 5.1


                      FIDDLER GONZALEZ & RODRIGUEZ, P.S.C.
                         BANCO BILBAO VIZCAYA BUILDING
                            254 MUNOZ RIVERA AVENUE
                                   6TH FLOOR
                          HATO REY, PUERTO RICO 00918




                               September 26, 2003


First BanCorp.
1519 Ponce De Leon Avenue
San Juan, Puerto Rico 00908-0146

Dear Sirs:

         We have acted as counsel to First BanCorp., a Puerto Rico corporation (the "Company"), in connection with the registration of up to 7,584,000 shares (the "Shares") of the Company's Noncumulative Perpetual Monthly Income Preferred Stock, Series E, $1.00 par value per share. The Shares were registered under the Securities Act of 1933, as amended (the "Act") pursuant to a shelf Registration Statement on Form S-3 (SEC File No. 333-75682), which became effective on January 24, 2002, and a Registration Statement on Form S-3 (SEC File No. 333-109075) filed by the Company on September 24, 2003 pursuant to Rule 462(b) under the Act (collectively, the "Registration Statement"). In connection with such representation as your counsel, we have examined such documents, corporate records and other instruments, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion, including but not limited to, the prospectus supplement relating to the Shares contained in the Registration Statement (the "Prospectus Supplement").

         Upon the basis of such examination, we are of the opinion that when the certificate of resolutions containing the designation of the relative rights and preferences of the Shares has been duly filed with the Department of State of the Commonwealth of Puerto Rico, the Shares have been issued in accordance with the authorization of the Board of Directors of the Company, and when the Shares have been duly countersigned by the Company's transfer agent and registrar and sold and delivered as contemplated by the Registration Statement and the Underwriting Agreement referred to in the Prospectus Supplement, the Shares will be duly authorized and validly issued, fully-paid and nonassessable when delivered against payment therefor.


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First BanCorp.
September 26, 2003
Page 2


         We are members of the Bar of the Commonwealth of Puerto Rico. The opinions expressed above are limited to the laws of the Commonwealth of Puerto Rico and any applicable Federal laws and we do not purport to be experts in, or to render any opinions with respect to, the laws of any state or other jurisdiction other than the laws of the Commonwealth of Puerto Rico and the Federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus Supplement contained in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                       Very truly yours,


                                       /s/ Fiddler Gonzalez & Rodriguez, P.S.C.